UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 12, 2011

KENDLE INTERNATIONAL INC.

(Exact name of Registrant as specified in its Charter)

Ohio	000-23019	31-1274091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

441 Vine Street, Suite 500, Cincinnati, Ohio		45202
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 381-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

On July 12, 2011, Kendle International Inc., an Ohio corporation (the “Company”), completed its previously announced merger (the “Merger”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 4, 2011 by and among the Company, INC Research, LLC, a Delaware limited liability company (“Parent”), and Triangle Two Acquisition Corp., an Ohio corporation and a subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving as a subsidiary of Parent.

Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 12, 2011, the Merger was consummated and, in accordance with the Merger Agreement, each outstanding share of the Company’s common stock (the “Common Stock”), including restricted stock awards, time-based restricted stock units and performance-based restricted stock units, other than those held by the Company, Parent or the Merger Sub, and other than those shares with respect to which appraisal rights were properly exercised and not withdrawn, were converted into the right to receive $15.25 in cash without any interest thereon (the “Merger Consideration”).

Upon the closing of the Merger, the Company became a subsidiary of Parent, and the Company’s common shares, which traded under the symbol “KNDL,” are being delisted from The NASDAQ Stock Market LLC (NASDAQ Global Select Market) (“NASDAQ”).

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which has been filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 5, 2011 and is incorporated herein by reference.

Item 3.01 Notice of Delisting or failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the Merger, the Company notified NASDAQ on July 12, 2011 of the consummation of the Merger pursuant to which each share of Common Stock (except as otherwise provided in the Merger Agreement and described above under Item 2.01) was cancelled and converted into the right to receive $15.25 in cash, without interest and less any applicable withholding taxes. The Company requested that the NASDAQ file with the SEC an application on Form 25 to deregister the Common Stock under Section 12(b) of the Exchange Act and report that the Common Stock is no longer listed on NASDAQ.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosures contained in Item 2.01 and Item 5.03 of this Report are incorporated by reference into this Item 3.03.

Item 5.01 Change in Control of Registrant.

Pursuant to the terms of the Merger Agreement, the Merger was completed on July 12, 2011 upon the filing of a Certificate of Merger with the Secretary of State of the State of Ohio, at which time Merger Sub merged with and into the Company. As a result of the Merger, the Company became a wholly-owned subsidiary of Parent. The disclosure contained in Item 2.01 of this Report is incorporated by reference into this Item 5.01.

The aggregate consideration paid in connection with the Merger was approximately $232 million, which consideration was funded by a combination of: (i) equity financing provided by investment funds affiliated with Parent; (ii) borrowings under a new senior secured asset-based revolving credit facility; (iii) borrowings under a new senior secured term loan facility; and (iv) the proceeds of a senior notes offering.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Merger, all of the current members of the Company’s board of directors resigned as of the effective time of the Merger. Following such resignations, each of the following were elected to the board of directors: James T. Ogle, Sriram Venkataraman and Terry Woodward.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the effective time of the Merger and pursuant to the Merger Agreement, the articles of incorporation and code of regulations of the Company were amended and restated to be in the form of the articles of incorporation and code of regulations of Merger Sub.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 4, 2011, by and among INC Research, LLC, Triangle Two Acquisition Corp. and Kendle International Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed with the Commission on May 5, 2011)

3.1	Amended and Restated Articles of Incorporation of the Company

3.2	Amended and Restated Code of Regulations of the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2011	KENDLE INTERNATIONAL INC.

/s/ Jarrod B. Pontius
Jarrod B. Pontius,
Vice President, Chief Legal Officer and Secretary